CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Pinnacle Resources, Inc. on Form S-8 of our report dated September 30, 2000, relating to the consolidated financial statements of Pinnacle Resources, Inc. appearing in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.






/s/ Cordovano & Harvey, PC

Denver, Colorado
April 11, 2001